Exhibit 3.68

OPERATING AGREEMENT

FOR

CENTURY COMMUNITIES OF NEVADA REALTY, LLC

a Nevada limited liability company

This OPERATING AGREEMENT is made and entered into as of April 5, 2014 (“Effective Date”), by and between CENTURY COMMUNITIES OF NEVADA, LLC, a Delaware limited liability company (“Century-Nevada”), as the sole member (the “Member”), Century-Nevada and Ryan Soucie as the managers (each is a “Manager” and collectively are the “Managers”).

WITNESSETH:

IT IS AGREED, in consideration of the promises, covenants, performance, and mutual consideration herein as follows:

ARTICLE I.

FORMATION OF COMPANY

1.1. Articles of Organization. This Company is organized pursuant to Chapter 86 of the NEVADA REVISED STATUTES (the “Act”, as it may be amended from time to time) and pursuant to Articles of Organization filed with the Nevada Secretary of State on the Effective Date. The rights and obligations of the Company, Managers and the Member shall be provided in this Operating Agreement.

1.2. Conflict between Articles of Organization and this Agreement. If there is any conflict between the provisions of the Articles of Organization and this Operating Agreement, the terms of the Articles of Organization shall control.

1.3. Purpose. The Company is authorized to engage in all business permitted by the Act. The Company shall have all the powers granted to a limited liability company under the laws of the State of Nevada. In order to carry out its purposes, the Company is empowered and authorized to do any and all acts and things appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purpose and for the profits and benefits of the Company.

1.4. Tax Treatment. During such time as there is only one Member of the Company, the Company shall be treated as a disregarded entity for federal income tax purposes.

ARTICLE II.

CAPITAL CONTRIBUTION

2.1. Initial Contribution. The capital contributions to be made by the initial Member and with which the Company shall begin business are as follows:

Member Name	Contribution	Membership Interest

Century-Nevada	$1,000.00	100%

2.2. Additional Capital Contributions. No Member shall be required to make additional capital contributions. A Member may voluntarily make additional capital contributions to the Company.

2.3. Loans. The Company may, as determined by the Member (see §4.1(a) below), borrow money from any Manager, Member, or third person upon such terms and conditions as the Member shall determine in its sole discretion.

ARTICLE III.

ALLOCATION OF PROFIT AND LOSS;

DISTRIBUTIONS

3.1. Allocations. All income, gains, losses, credits and deductions shall be allocated to and reported to the Member in proportion to its relative Membership Interest.

3.2. Distributions. All distributable cash (as determined by the Member) shall be distributed to the Member in proportion to its relative Membership Interest.

ARTICLE IV.

MANAGEMENT

4.1. Management of the Company. The Managers shall manage the day-to-day operations of the Company. Ryan Soucie, in his capacity as Manager, shall perform all activities of the Company as provided in Section 4.3. The Member shall exclusively make all major decisions involving the Company and all decisions outside the day-to-day operations of the Company. Such decisions to be made exclusively by the Member include the Company:

(a) borrowing any funds, including all terms (e.g., interest rate, security, payment schedule and maturity date) for any such loans, as well as any modifications, renewals, replacements or refinancing thereof;

(b) entering into any material agreements;

(c) encumbering, selling or otherwise disposing of any property;

(d) amending this Operating Agreement;

(e) performing any action outside the ordinary course of business; and

(f) taking any other Action that this Operating Agreement designates as a decision to be made by the Member.

4.2. Number of Managers. The initial number of Managers shall be two (2) Managers. The number of Managers may be changed by the vote or consent of the Member.

4.3. Rights, Powers and Duties of Managers. Subject to the Member’s determination of all major decisions, the Managers shall manage the day-to-day operations of the Company and shall cause the Company to comply with the requirements of the NRS Chapter 645 (the “Brokerage-Statute”, including regulations issued thereunder).

(a) Real Estate Brokerage Activities. One of the Managers (the “Broker-Manager”, initially Ryan Soucie) shall either be qualified as a “sales manager” under NRS 645.289, be issued a real estate broker’s license on behalf of the Company pursuant to NRS 645.370 or be otherwise licensed as required by the Brokerage-Statute. Such Broker-Manager shall supervise all real estate salepersons (as defined in N.R.S. 645.040) for the Company and shall cause the Company to comply with the requirements of the Brokerage-Statute.

(b) Actions and Decisions by the Managers. Except as provided in Section 4.3(a) above, all actions and decisions by the Managers shall require the approval of both Managers. The Member shall resolve any deadlocks between the Managers.

4.4. Officers. The Member may appoint officers for Company (“Officers”). Officers shall perform the duties designated by the Member and shall have those powers authorized by the Member. Officers serve at the pleasure of the Member, so the Member may remove or replace any Officer at its Discretion. The following initial Officers for the Company are hereby appointed:

Name	Title

DALE FRANCESCON	Co-CEO and President

ROBERT J. FRANCESCON	Co-CEO and President

TODD AMBERRY	Vice President

Each Officer is authorized to sign any document on behalf of the Company.

ARTICLE V.

WITHDRAWAL OF A MEMBER

5.1. Withdrawal of a Member. For purposes of this Agreement, a “Withdrawn Member” is a member who is bankrupt, has resigned, has retired or has dissolved (a “Withdrawal Event”). Upon a Withdrawal Event, the Withdrawn Member or any successor in interest to the Withdrawn Member shall become an “Assignee” of the Withdrawn Member’s Membership Interest in the Company.

5.2. Rights of Assignee. The Assignee of a Membership Interest shall be entitled to receive distributions and profits and losses attributable to the Membership Interest in the Company, but in no event shall the Assignee have the right to participate in, or interfere with, the management or administration of the Company’s business or affairs or become a substitute Member unless permitted to do so by a unanimous vote of the other Members.

ARTICLE VI.

DISSOLUTION

6.1. Dissolution. The Company shall be dissolved and its assets distributed as provided in the Act.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1. Inurement. This Operating Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and each person entering into this Operating Agreement acknowledges that this Operating Agreement constitutes the sole and complete representation made to him or her regarding the Company, its purpose and business, and that no oral or written representations or warranties of any kind or nature have been made regarding the proposed investments, nor any promises, guarantees, or representations regarding income or profit to be derived from any future investment.

7.2. Modification. This Operating Agreement may be modified from time to time as necessary only by the written agreement of the Company, acting through the vote or consent of the Member.

7.3. Severability. The provisions of this Operating Agreement are severable and separate, and if one or more is voidable or void by statute or rule of law, the remaining provisions shall be severed therefrom and shall remain in full force and effect.

7.4. Construction. The validity, construction, interpretation and enforceability of this Operating Agreement shall be determined and governed exclusively by the laws of the State of Nevada including the Act. The terms “include” and “including” mean “including without limitation”. The term “any” includes “any,” “if any,” “all,” “any or all” or “any and all,” as the context requires. The term “or” is not exclusive. The term “person” includes individuals and entities. Unless the context requires otherwise, words denoting the singular may be construed as denoting the plural and the words of the plural may be construed as denoting the singular as is appropriate. This Operating Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

7.5. Entire Agreement. This Operating Agreement sets forth the entire understanding and agreement of the parties concerning the Company and this Operating Agreement supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral. The parties hereby release and discharge all liabilities with respect to prior discussions, negotiations and commitments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement effective as of the Effective Date first written above.

MEMBER:	CENTURY COMMUNITIES OF NEVADA, LLC, a Delaware limited liability company

	By:	CENTURY COMMUNITIES INC., a Delaware corporation
Its Sole Managing Member

		By:	/s/ Dale Francescon
			Name:	Dale Francescon
			Title:	President and Co-CEO of Century Communities, Inc.

MANAGERS:	CENTURY COMMUNITIES OF NEVADA, LLC, a Delaware limited liability company

	By:	CENTURY COMMUNITIES INC., a Delaware corporation
Its Sole Managing Member

		By:	/s/ Dale Francescon
			Name:	Dale Francescon
			Title:	President and Co-CEO of Century Communities, Inc.

/s/ RYAN SOUCIE
RYAN SOUCIE